EXHIBIT 10.30

                              SUBLICENSE AGREEMENT

      This SUBLICENSE AGREEMENT (this "AGREEMENT"), dated as of February 4, 2004 (the "EFFECTIVE DATE"), is by and between EARTHSHELL CORPORATION, a Delaware corporation ("EARTHSHELL"), and HOOD PACKAGING CORPORATION, a company formed under the laws of Nova Scotia ("HPC"). Each of EarthShell and HPC may be referred to herein individually as a "PARTY" or collectively as the "PARTIES".

                                    RECITALS

      WHEREAS, pursuant to that certain License and Services Agreement effective as of July 29, 2002 (the "EKI LICENSE Agreement"), between E. Khashoggi Industries, LLC, a Delaware limited liability company ("EKI"), bio-tec Biologische Naturverpackungen GmbH & Co. KG, a German limited liability company ("Biotec KG"), and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH, a German limited liability company ("Biotec F&E," and, together with Biotec KG, "Biotec," and together with EKI, the "Biotec Group"), and EarthShell, EarthShell has the exclusive right to utilize, and to sublicense to others the right to utilize, specified technology relating to thermoplastic starch/synthetic bio-polymer blends to manufacture and sell certain food service disposables; and

      WHEREAS, EarthShell is willing to grant, and HPC desires to accept, a sublicense of such technology for use in certain food service disposables to be sold in the United States, Canada and Mexico upon the terms and conditions set forth herein.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

      1.    DEFINITIONS.

            Capitalized terms used herein shall have the meanings set forth below:

            (a) The term "AGREEMENT" shall have the meaning set forth in the preamble.

            (b) The term  "BANKRUPTCY"  shall mean,  with respect to any Person,
(i) such Person (a) admits in writing its inability to pay its debts as they come due, (b) makes an assignment for the benefit of, or any composition or arrangement with, its creditors, or (c) a trustee, receiver, liquidator or other custodian is appointed for itself, its business or all or a substantial part of its property, (ii) any case or proceeding under any bankruptcy, insolvency or similar law of any applicable jurisdiction, or any dissolution, winding up or liquidation case or proceeding shall be commenced in respect of such Person, or
(iii) such Person takes any action to authorize, or in furtherance of, any of the events described in clauses (i) or (ii) above.

            (c) The term "CONFIDENTIAL INFORMATION" shall have the meaning set forth in Section 16.


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            (d) The term  "EARTHSHELL"  shall have the  meaning set forth in the preamble.

            (e) The term "EARTHSHELL IMPROVEMENTS" shall have the meaning set forth in Section 6(a).

            (f) The term "EARTHSHELL INFRINGEMENT ACTION" shall have the meaning set forth in Section 8(c).

            (g) The term "EKI LICENSE AGREEMENT" shall have the meaning set forth in the recitals.

            (h) The term "FOOD SERVICE DISPOSABLES" shall have the same meaning as is assigned to that term in the EKI License Agreement, as set forth in Exhibit "B" hereto.

            (i) The term "GROSS SALES" shall mean the gross invoice price of Products sold by HPC to customers during the relevant fiscal period.

            (j) The term "HPC IMPROVEMENTS"  shall have the meaning set forth in
Section 6(b).

            (k) The term "IMPROVEMENT" shall mean any improvement, enhancement, refinement, modification or other new invention or discovery, whether patentable or unpatentable, deriving from or otherwise relating to, in whole or in part, any of the claims of any of the Patents described in Exhibit A hereto, any of the Trade Secrets or the Products.

            (l) The term "LICENSED PATENTS" shall mean the Patents that are licensed to EarthShell by Biotec pursuant to the EKI License Agreement and that are described on Exhibit A hereto and all Patents covering Improvements that hereafter are acquired by or licensed to EarthShell under the EKI License
Agreement (in the case of any such Patents that are hereafter licensed to EarthShell, subject to EarthShell having the right to grant sublicenses thereunder and HPC agreeing to pay any royalty that is payable in connection with exercising rights under any such sublicense).

            (m) The term "NET SALES" shall mean, with respect to the Products, the Gross Sales for the relevant fiscal period, reduced by (i) cash, trade or quantity discounts actually given by HPC; and (ii) credits actually allowed by HPC.

            (n) The term "PATENTS" shall mean unexpired patents, utility models, industrial designs, certificates of invention or similar grants of intellectual property rights that are filed, registered, issued or granted in the Territory, including without limitation, any divisionals, reissues, continuations, continuations-in-part, renewals, reexaminations, and extensions of any of the foregoing, and any applications therefor (and patents which may issue on such applications).

            (o) The term "PERSON" shall mean an individual, partnership, corporation, limited liability company, trust, governmental or political subdivision and any other entity that has legal capacity to own property in its own name and to sue or be sued.

            (p) The term "PRODUCTS" shall mean the Food Service Disposables specified in Exhibit C. Upon mutual agreement the Parties may add to or otherwise change the types of Products covered by this Agreement by amending the


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relevant  Exhibit(s) in accordance with Section 20 hereof. Upon mutual agreement the Parties may add to or otherwise change the types of Products covered by this Agreement by amending the Exhibit C in accordance with Section 20 hereof.

            (q) The term  "REPRESENTATIVE"  shall have the  meaning set forth in
Section 5(a).

            (r) The term  "ROYALTY"  shall have the meaning set forth in Section
3.

            (s) The term  "ROYALTY  REPORT"  shall have the meaning set forth in
Section 4(a).

            (t) The term  "SUBLICENSE"  shall  have  the  meaning  set  forth in
Section 2(a).

            (u) The term "TECHNOLOGY" shall mean the Licensed Patents and the Trade Secrets.

            (v) The term "TERRITORY" shall mean the United States, Canada and Mexico.

            (w) The term "TRADE SECRETS" shall mean (i) know-how, formulas, methods, processes, systems and other proprietary information owned by EarthShell or licensed to EarthShell pursuant to the EKI License Agreement that are or may be useful or necessary in the production, distribution, use, marketing or sale of any of the Products, and (ii) subject to Section 6, any non-patented Improvement or other proprietary information now or hereafter owned by or licensed to EarthShell that is or may be useful or necessary in the production, distribution, use, marketing or sale of any of the Products.

            (x) The term  "TRADEMARKS"  shall  have  the  meaning  set  forth in
Section 2(d).

      2.    THE SUBLICENSE.

            (a) Subject to the terms and conditions of this Agreement, EarthShell hereby grants to HPC an exclusive (except as provided in, and subject to, Section 2(e)), royalty-bearing sublicense to the Technology (the "SUBLICENSE") to make, have made, use, sell, offer to sell, import into and otherwise dispose of Products solely within the Territory.

            (b) HPC shall not otherwise have the right to sublicense or transfer the Technology, or any interest in or rights under the Sublicense; provided that the rights and obligations of HPC in, to and under this Agreement may be assigned to the extent provided by Section 23. Any purported sublicense or transfer by HPC without such consent shall be null and void and shall constitute a material breach for purposes of Section 13(b) hereof. Notwithstanding the foregoing, HPC may grant a sublicense hereunder (without any consent being required from EarthShell) to Hood Flexible Packaging Corporation, a Mississippi corporation, and Hood Packaging Corporation, a Mississippi corporation; provided any such sublicense shall continue in effect only so long as such HPC remains an affiliate of the applicable sublicensee.

            (c) HPC shall not, directly or indirectly, market, distribute, sell or attempt to dispose of any Product to any Person outside the Territory, or to any Person within the Territory, if HPC has actual knowledge that such Person


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intends to use the Product in question  outside the  Territory.  A breach of the foregoing shall constitute a material breach for purposes of Section 13(b) hereof.

            (d) Subject to Section 10(e) hereof, HPC is authorized and required to use, in connection with the marketing, distribution and sale of Products in the Territory, the trademarks and service marks (collectively, the "TRADEMARKS") owned by or licensed to EarthShell that are designated to HPC by EarthShell prior to commercial production of the Products by HPC or from time to time thereafter.

            (e) HPC will use its best efforts to commercialize the Products during the twelve (12) month period commencing on the Effective Date. In order for HPC to maintain its exclusive license hereunder, HPC must pay EarthShell the following Royalties: (i) commencing with May of 2004, minimum Royalties of $65,000 per month for each calendar month through May of 2005, and (ii) for each three month period commencing with the three-month period beginning on June 1, 2005 and ending with the three month period commencing on March 1, 2006, minimum Royalties of $375,000. Commencing with the twelve-month period beginning on June 1, 2006 and for each twelve-month period commencing on each successive anniversary thereof, the minimum Royalties that will be required to be paid by HPC to maintain its exclusive license hereunder will be calculated on annual basis and will be negotiated in good faith and agreed to by the parties prior to the commencement of the twelve-month period to which such minimum Royalties relate; provided that in no event will such minimum Royalties be less than the minimum Royalties required to be paid by HPC in the prior twelve-month period in order to maintain HPC's exclusive rights. hereunder. If HPC fails to achieve any such minimum Royalty requirement during the applicable period, EarthShell may elect to terminate this Agreement upon written notice to HPC or to convert the license granted hereunder to HPC to a non-exclusive license. If, following any such election by EarthShell to convert HPC's exclusive license to a non-exclusive license, HPC fails to pay EarthShell Royalties of not less than $300,000 in any three- month period commencing on June 1, 2005, EarthShell shall have the right to terminate this Agreement upon written notice to HPC. If HPC's license is so converted to a non-exclusive licensee, EarthShell agrees that the Royalty rate payable hereunder thereafter will be no greater than the royalty rate payable by any other EarthShell licensee in respect to the sale of Products in the Territory. Notwithstanding anything to the contrary stated herein, the sole remedy of EarthShell by reason of any failure by HPC to achieve the minimum Royalty requirements of this Section 2(e) will be conversion of the exclusive license to a non-exclusive license or termination of this Agreement, as provided above in this Section 2(e).

            (f) Notwithstanding the anything herein to the contrary, if HPC is unable to satisfy fully the requirements of any customer for Products because of insufficient plant capacity within nine (9) months after such customer has given HPC notice of such requirements in writing (the amount of such unsatisfied requirements being referred to as "UNFULFILLED CUSTOMER REQUIREMENTS"), HPC agrees that the Unfulfilled Customer Requirements for Products may be satisfied by another EarthShell sublicensee that is designated by EarthShell without violating the exclusive rights granted by EarthShell hereunder; provided that HPC shall in such event retain its exclusivity with respect to all Product requirements that HPC has sufficient capacity to fulfill on a timely basis.


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      3.    PLANT FACILITY

            (a) Upon reasonable notice and during normal business hours, HPC will permit EarthShell personnel or consultants access to any plant facility that is used to manufacture Products (each a "PLANT FACILITY") as is reasonably necessary in order for them to fulfill EarthShell's obligations or protect its rights under this Agreement.

            (b) HPC shall pay all costs and expenses of whatever nature in connection with the start-up and operation of any Plant Facility and the manufacture, use, sale, offering for sale and importation into and commercialization of the Products in the Territory.

      4.    ROYALTY.

            (a) In consideration for the grant of the Sublicense, HPC shall pay to EarthShell a sliding-scale royalty (the "ROYALTY") each calendar quarter as set forth on Exhibit D hereto.

            (b) Within fourteen (14) days of the last day of each calendar quarter, HPC shall pay to EarthShell the Royalty payable in respect of all Products shipped and invoiced by HPC during such calendar quarter. Each Royalty payment shall be accompanied by a written report (the "ROYALTY REPORT") prepared by HPC and certified as accurate by the Chief Financial Officer or Controller of HPC. Each Royalty Report shall set forth, for the calendar quarter covered by the Royalty Report, (i) the number of each of the Products shipped by HPC, (ii) the gross invoice price for each of such Products, and (iii) any reductions to the gross invoice price for purposes of calculating Net Sales.

            (c) All Royalty payments due under this Agreement shall be paid by HPC in United States dollars.

            (d) If HPC fails to make a timely payment due under this Section 4, interest at an annual rate equal to twelve percent (12%) shall accrue on the amount of payment for each day such payment is overdue; provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law.

            (e) Any failure to make timely payment of any Royalty shall constitute a material breach for purposes of Section 13(b) hereof unless such failure relates to any amount as to which there is a bona fide dispute; provided that HPC in all events will be in material breach of this Agreement if it fails to pay any amount within 60 days of the date when due, whether or not HPC is then contesting whether such payment is then due and payable under the terms of this Agreement (it being understood that HPC will not be in breach by reason of any failure to pay amounts that EarthShell later agrees are not due and payable hereunder or that are determined pursuant to any arbitration initiated pursuant to Section 21 not have been due and payable hereunder). In the event that HPC disputes in good faith a good faith written claim for Royalties made by EarthShell (the "Disputed Royalties"), and HPC deposits such Disputed Royalties into an interest-bearing escrow account for the benefit of EarthShell with its primary banking institution within thirty (30) days of such claim, then HPC shall not be deemed to be in material breach of this Agreement if it is later found that the Disputed Royalties were due. The Parties shall effect the dispute resolution procedures set forth in Section 21 to determine how to distribute such Disputed Royalties. Any expenses associated with the escrow account shall


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be borne  entirely by the  non-prevailing  Party,  or split  accordingly if both
Parties receive a portion of the Disputed Royalties.

            (f) EarthShell acknowledges that the Royalties payable by HPC to EarthShell under this Agreement may be subject to withholding taxes that may be assessed under applicable law by any jurisdiction in the Territory and, if HPC is required to so withhold any tax on Royalties, then the amount of Royalties actually remitted to EarthShell will be net of such withholding. HPC will promptly furnish EarthShell with the official receipt of payment of these taxes to the appropriate taxing authority. Subject to any lender consent that HPC may be required to obtain in connection therewith (which consent HPC agrees to use reasonable efforts to obtain) following the Effective Date and at EarthShell's option, the Parties agree to cooperate to restructure the Royalty payments payable hereunder in a manner that will optimize the tax treatment of such payments, including by possibly converting the Royalty obligation into a profits participation by EarthShell in HPC (it being agreed that any such restructuring would not be intended to adversely affect the net economic benefits intended to be conferred on HPC hereby).

      5.    RIGHT TO AUDIT.

            (a) HPC shall keep and maintain complete and accurate records concerning the sale of the Products at its principal executive offices or at such other locations as the Parties shall agree. EarthShell or its designated representative (the "REPRESENTATIVE") shall have the right at EarthShell's cost and expense to review the financial and other records of HPC concerning the sale of the Products on a quarterly basis during the term of this Agreement during normal business hours and upon reasonable prior notice to HPC.

            (b) If HPC is ultimately determined to have failed to pay to EarthShell the full amount of a Royalty payment actually due hereunder, HPC shall promptly pay the full amount of such discrepancy to EarthShell, with interest thereon, at an annual rate equal to twelve percent (12%); provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law. Furthermore, should the results of an audit reveal an underpayment of a Royalty payment due hereunder in excess of five percent (5%), then all costs and expenses related to such audit shall be reimbursed to EarthShell by HPC within thirty (30) days of the completion of such credit.

            (c) If HPC is ultimately determined to have overpaid EarthShell a Royalty payment actually due hereunder, EarthShell shall promptly pay the full amount of the overpayment to HPC, with interest thereon, at an annual rate equal to twelve percent (12%); provided, however, that such interest rate shall in no event exceed the maximum rate permitted by applicable law.

      6.    IMPROVEMENTS TO TECHNOLOGY.

            (a) As between EarthShell and HPC, EarthShell will own all Improvements made in connection with this Agreement, whether made by or for EarthShell or by or for HPC (in each case, whether individually or jointly with others), that relate to materials composition and commercial products (the "EARTHSHELL IMPROVEMENTS"). Subject to EarthShell's right to do so, all EarthShell Improvements shall be included in the Technology licensed hereunder to HPC without additional royalty or other obligation being imposed on HPC.


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            (b) As between  EarthShell  and HPC,  HPC will own all  Improvements made in connection with this Agreement, whether made by or for EarthShell or by or for HPC (in each case, whether individually or jointly with others), that relate to manufacturing processes (the "HPC IMPROVEMENTS"). All HPC Improvements will be licensed to EarthShell on a non-exclusive, worldwide and royalty-free basis, with the right to grant sublicenses. EarthShell acknowledges that HPC shall have the right to license HPC Improvements to third parties on such terms and conditions as it shall determine which shall not conflict with this Agreement.

            (c) Any material Improvements developed by or for any third party (including an EarthShell sublicensee other than HPC) and licensed to EarthShell shall, if requested by HPC and subject to EarthShell's right to do so, be sublicensed to HPC hereunder, subject to the applicable terms and conditions of such sublicense.

            (d) Each Party that develops or acquires a material Improvement during the term hereof will disclose such Improvement in writing to the other Party promptly after the development or acquisition of such Improvement by such Party.

            (e) Any Improvement made by or for EarthShell or by or for HPC (in each case, whether individually or jointly with others) that does not constitute an HPC Improvement shall be deemed to be an EarthShell Improvement.

      7.    PATENT MATTERS.

            (a) EarthShell shall have the right, in its sole discretion, to (i) affirmatively seek patent protection for any EarthShell Improvement at its sole cost and expense or (ii) maintain any EarthShell Improvement as a trade secret; provided that such EarthShell Improvement shall be maintained as a trade secret during the pendency of any patent application.

            (b) HPC shall have the right, in its sole discretion, to (i) affirmatively seek patent protection for any HPC Improvement at its sole cost and expense or (ii) maintain any HPC Improvement as a trade secret; provided that such HPC Improvement shall be maintained as a trade secret during the pendency of any patent application.

            (c) Each Party shall provide the other Party, at the other Party's expense, with such assistance as may be reasonably requested, from time to time, in connection with efforts to seek patent protection for any Improvement in accordance with Section 7(a) or (b), including the execution of any documents necessary to obtain and maintain such patent protection.

      8.    INFRINGEMENT MATTERS.

            (a) In the event that either Party becomes aware of any actual or threatened infringement, misappropriation, or other unauthorized use
("Infringement") of the Licensed Patents or any Licensed Technology (the "Enforceable Rights") in connection with Products, such Party shall promptly notify the other Party, and the Parties shall confer in good faith regarding the most appropriate actions to be taken with respect to such Infringement. Both Parties shall use reasonable efforts to cooperate with each other to terminate such Infringement without litigation. So long as the licenses granted to HPC under Section 2 are exclusive, EarthShell shall have the initial right, but not the obligation, to enforce the Enforceable Rights against third parties who are suspected of infringing the Enforceable Rights in connection with Products. If


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EarthShell  does not  bring any  legal  action  against  third  parties  who are suspected of infringing the Enforceable Rights in connection with Products within ninety (90) days after notice has been given by a Party to the other Party hereunder with respect thereto, HPC shall have the sole right, but not the obligation, to enforce Enforceable Rights against such third parties. EarthShell shall have the sole right, but not the obligation, to enforce Enforceable Rights against third parties who are suspected of infringing the Enforceable Rights other than in connection with Products and the sole right to enforce Enforceable Rights after the conversion of HPC's license under Section 2 to a non-exclusive license pursuant to Section 2(e).

            (b) If one Party brings an enforcement action relating to the Enforceable Rights as described above (the "Initiating Party"), the other Party (the "Non-Initiating Party") hereby agrees to cooperate reasonably in any such effort, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any action relating to the Enforceable Rights which may affect the need for the Non-Initiating Party to participate in such action. If necessary for HPC bring an action to enforce the Enforceable Rights in circumstances in which HPC authorized to do so hereunder, EarthShell agrees to be named as a party plaintiff in such action. The Initiating Party may not settle any action brought under this Section 8(b), or take any other action in the course thereof, that adversely affects the Non-Initiating Party's interest in the Enforceable Rights without the written consent of the Non-Initiating Party, such consent not to be unreasonably withheld, conditioned, or delayed. If both Parties participate in the action to enforce Enforceable Rights (by joining as plaintiffs), the expenses and costs of any such action and any damages or monetary award shall be shared equally. Unless otherwise agreed, if only one Party brings the action to enforce Enforceable Rights, the costs and expenses shall be borne solely by the Initiating Party and any damages or monetary award relating to an Infringement shall belong solely to the Initiating Party..

            (c) HPC shall promptly notify EarthShell in writing of (i) any claim or threatened claim by any Person that the use of the Technology by HPC in connection with the manufacture, use or sale of any Product by HPC within the scope of the license granted to HPC hereunder infringes or violates the patent, trade secret or other intellectual property rights of such Person and (ii) the commencement of any lawsuit against HPC, or any of its respective customers, asserting any such claim (an "EARTHSHELL INFRINGEMENT ACTION"). EarthShell shall assume and control the defense of any EarthShell Infringement Action, at its sole cost and expense, irrespective of whether EarthShell is named as a defendant therein. HPC will assist EarthShell in the defense of any EarthShell Infringement Action by providing such information, fact witnesses and other cooperation as EarthShell may request from time to time; provided that EarthShell shall reimburse HPC for any out-of-pocket expenses incurred by HPC in connection therewith. HPC shall have the right to be represented in connection with an EarthShell Infringement Action by its own legal counsel, at its own expense, provided that such legal counsel will act only in an advisory capacity. If EarthShell does not assume the defense of any EarthShell Infringement Action, HPC shall have the right, but not the obligation, to assume the defense of such lawsuit, utilizing legal counsel of its choice. EarthShell shall bear the reasonable costs and expenses of such legal counsel. If HPC so assumes the defense of an EarthShell Infringement Action, HPC shall have no right to settle such EarthShell Infringement Action unless HPC shall have received the prior written consent of EarthShell which shall not be unreasonably withheld or delayed.


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            (d) If the court, in any EarthShell  Infringement  Action,  enters a final and non-appealable order finding that the Technology infringes or violates, in whole or in part, the intellectual property rights of another Person in any of the Territory and requiring HPC (i) to obtain a license under any third party's patent not licensed hereunder in order to continue make and sell in the Territory any Products incorporating Technology as contemplated by this Agreement, and to pay a royalty or fee under such license, and the infringement of such patent cannot reasonably be avoided by HPC, or (ii) to pay any damages on account of such infringement or violation, EarthShell shall pay the amount of any such fee or royalty payable and any such damages to the extent that the infringement or violation found by such court resulted from HPC's use of Technology in the Territory within the scope of the Sublicense granted hereunder; provided that, in no event shall EarthShell's liability under this
Section 8(d) exceed the specified amount in Section 12(b) hereof.

            (e) Any amounts  owing from  EarthShell to HPC under Section 8(c) or
(d) that have not been timely paid by EarthShell may be offset by HPC against future Royalty payments owing from HPC hereunder. If an EarthShell
Indemnification Action has been brought and HPC has not received adequate assurances of future performance by EarthShell of its obligations under Sections 8(c) and (d) and HPC, in good faith, reasonably deems itself insecure with respect to EarthShell's performance of such obligations, HPC may deposit Royalties that thereafter accrue ("RETAINED ROYALTIES") into an interest-bearing escrow account for the benefit of EarthShell with its primary banking institution, which Retained Royalties will be disbursed upon final resolution of such EarthShell Indemnification Action (i) to EarthShell, if EarthShell shall not theretofore have breached its obligations under Sections 8(c) or (d) or (ii) to HPC, to the extent HPC has incurred amounts as to which EarthShell is obligated to reimburse HPC pursuant to Sections 8(c) or (d), with any remaining balance distributable to EarthShell. Any expenses associated with the escrow account shall be borne entirely by HPC.

      9.    DUTIES AND OBLIGATIONS OF EARTHSHELL.

      In addition to, and not in limitation of, the other duties and obligations of EarthShell, as set forth in this Agreement, EarthShell shall have the following obligations hereunder:

            (a) Within 30 days after the Effective Date, EarthShell shall provide to HPC copies of written materials in which all Trade Secrets necessary for HPC effectively to exercise the rights granted to it under the Sublicense are disclosed, including without limitation the following:

                  (i) technical specifications for the Products;

                  (ii)   detailed   specifications   for   raw   materials   and
formulations required for the manufacture of the Products and cost lists from approved vendors thereof;

            (b) Subject to the availability of EarthShell staff, EarthShell shall, at HPC's reasonable request and at EarthShell's then standard hourly rates, provide to HPC technical support including assisting HPC in debugging services in connection with the start-up and operation of any Plant Facility and modifying the Products to meet the performance requirements of customers.

            (c) HPC acknowledges that the Board of Directors of EarthShell has not approved and authorized the execution and delivery of this Agreement by EarthShell and the performance by EarthShell of its obligations hereunder. Such approval and authorization, if required, shall be obtained by EarthShell within ten (10) days after the Effective Date. In the absence of EarthShell providing written notice to HPC within such ten (10) day period that such approval and authorization is required and has not been obtained, any condition to the effectiveness of this Agreement relating to obtaining such approval and authorization shall be deemed to have been fulfilled.

      10.   OTHER DUTIES AND OBLIGATIONS OF HPC.

      In addition to, and not in limitation of, the other duties and obligations of HPC, as set forth in this Agreement, HPC shall have the following obligations hereunder:

            (a) HPC shall prominently display and utilize such Trademarks (whether owned by or licensed to EarthShell) as may be designated by EarthShell from time to time in connection with the advertisement, marketing, distribution and sale of the Products. The right to use such Trademarks is included within the Sublicense herein granted. Except as otherwise agreed by EarthShell, HPC shall use its reasonable efforts to cause each Product manufactured by HPC to bear at least one of the Trademarks designated by EarthShell. The specific placement, size, and detail of any Trademark on each Product must be approved by EarthShell (which approval shall not be unreasonably withheld or delayed). HPC shall not in any manner represent that it has any ownership interest in any Trademarks licensed hereunder. HPC acknowledges that use of the Trademarks shall not create in its own favor any right, title, or interest in or to the Trademarks, and that all uses thereof by HPC shall inure to the benefit of EarthShell. HPC shall cooperate with EarthShell in the execution of any appropriate and necessary documents in connection with the registration of any Trademarks.

            (b) Upon termination of this Agreement, HPC shall cease and desist from use of the Trademarks in any way, including any word or phrase that is similar to or likely to be confused with any of the Trademarks. However, in the event of termination of this Agreement, HPC shall have the right to sell existing stock and inventory of manufactured Products for a period of ninety
(90) days and thereafter shall deliver to EarthShell or its duly authorized representative all materials upon which the Trademarks appear.

            (c) HPC acknowledges that the Technology in existence on the date hereof is novel and unique in the foodservice disposable products industry. HPC shall not challenge or question the validity or ownership of the Trademarks or, subject to the provisions of applicable law, any Licensed Patents. HPC shall continue to make all required payments under this Agreement to EarthShell during any challenge of the validity of any of the Licensed Patents (or claims thereof) included in the Technology. In the event HPC fails to continue to make such payments based upon or in connection with such a challenge, EarthShell may at its option terminate this Agreement upon written notice to HPC.

            (d) HPC represents, warrants and covenants to EarthShell that (i) the Products manufactured by HPC shall conform with all of the specifications provided by EarthShell pursuant to Section 9(a) and that (ii) HPC shall maintain quality standards for the Products in conformity with EarthShell's standard quality control manual or procedures, which EarthShell agrees shall be commercially reasonable.

            (e) HPC shall obtain or provide, and maintain at all times, product liability insurance as is reasonable and customary for the industry with such insurer as shall be reasonably satisfactory to EarthShell; provided, however, any insurer rated by AM Best (or a comparable agency) at a rating of A-10 or better (or a comparable rating) shall at all times be deemed a reasonably satisfactory insurer. Each such insurance policy will require that the insurer give EarthShell at least thirty (30) days prior written notice of any alteration in or cancellation of the terms of such policy. HPC shall furnish to EarthShell a certificate or other evidence reasonably satisfactory to EarthShell that such insurance coverage is in effect and that EarthShell is an additional insured with respect to such policy.

            (f) HPC shall mark all of the Products and related documents with all applicable patent numbers, in accordance with EarthShell's reasonable instructions and as required by the patent laws in effect in the Territory or as reasonably instructed by EarthShell.

            (g) HPC or its agents shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of HPC or its agents in connection with the manufacture, use, sale or commercialization of the Technology or the Products in the Territory, excluding any tax or duty based on the income of EarthShell.

            (h) HPC grants EarthShell the right of first priority to supply all of HPC's raw materials for Products (the "RAW MATERIALS"). HPC shall regularly and routinely inform EarthShell of all of its requirements for Raw Materials prior to purchasing any Raw Materials from any other Person. HPC may request EarthShell to submit a bid or proposal offer for the supply of particular Raw Materials. If EarthShell desires to supply particular Raw Materials to HPC, EarthShell may submit a bid or proposal for the supply of such Raw Materials ("OFFERED RAW MATERIALS") and, if such a bid or proposal is made by EarthShell, EarthShell and HPC shall negotiate in good faith to enter into a supply agreement or purchase order with regard to such Offered Raw Materials unless HPC has received a written offer from any third-party (including from any supplier) for such Offered Raw Materials at a price and on terms and conditions more favorable to HPC than those offered or proposed by EarthShell.

            (i) Except for the license granted by HPC in Section 6(c) with respect to HPC Improvements and subject to HPC's agreement that all EarthShell Improvements are owned solely by EarthShell, nothing in this Agreement grants to EarthShell any interest, license or right to any HPC trademark, patent, or other intellectual property right of HPC.

      11.   REPRESENTATIONS AND WARRANTIES OF EARTHSHELL.

            (a) EarthShell hereby represents and warrants to HPC that (i) EarthShell has a valid and enforceable license to use the Technology within the scope of the rights granted under the Sublicense and has the right to sublicense the Technology to HPC within the scope of the rights granted under the
Sublicense as set forth in this Agreement and (ii) EarthShell has received no actual notice any claim or threatened claim of a third party (A) that any of the Licensed Patents are invalid or unenforceable or (B) the practice of the License Patents or the use of the Licensed Technology in connection with the making or selling of Products in the Territory constitutes an infringement or misappropriation of intellectual property rights of a third party.

            (b) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 11(a) OF THIS AGREEMENT, EARTHSHELL DOES NOT MAKE OR GIVE, AND HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN REGARD TO (i) ANY PRODUCTS WHICH MAY BE MANUFACTURED, USED OR SOLD BY HPC AND WHICH ARE BASED UPON OR UTILIZE ANY OF THE TECHNOLOGY; AND (ii) IN REGARD TO ANY SERVICES PROVIDED TO HPC BY EARTHSHELL HEREUNDER.

            (c) Nothing in this Agreement shall be construed as:

                  i. a warranty or representation by EarthShell as to the validity or scope of any Licensed Patents;

                  ii. a requirement that EarthShell file any patent application, secure any patent or maintain any patent in force;

                  iii. conferring a right to use in advertising, publicity or otherwise any Trademark of EarthShell except as and to the extent specifically provided herein,; or

                  iv. granting by implication, estoppel, or otherwise any license or rights under patent or other intellectual property rights of EarthShell other than the Licensed Patents and Trade Secrets included in the Technology, to the extent sublicensed as provided in Section 2.

      12.   NO CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY.

            (a) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER, OR IN CONNECTION WITH, THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL LOSSES, EXPENSES OR DAMAGE WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR PROFITS, INCREASED COSTS OF PRODUCTION, DAMAGES OR LOSSES AS A RESULT OF SUCH OTHER PARTY'S INABILITY TO OPERATE, INABILITY TO FULFILL CONTRACTS WITH THIRD PARTIES, OR SIMILAR MATTERS OR EVENTS ARISING FROM THE USE OR INABILITY TO SELL THE PRODUCTS OR ANY FAILURE TO FULFILL A PURCHASE ORDER IN A TIMELY FASHION, NOR SHALL EITHER PARTY BE LIABLE FOR ANY LOSS, EXPENSE OR DAMAGE SUFFERED OR INCURRED BY THE OTHER PARTY AS A RESULT OF CLAIMS, DEMANDS, SUITS OR OTHER PROCEEDINGS BY ANY OTHER PARTY OR PERSONS, WHETHER PRIVATE, PUBLIC OR GOVERNMENTAL IN NATURE. The limitations, exclusions and disclaimers in this Agreement shall apply irrespective of the nature of the cause of the action or demand, including but not limited to breach of contract, negligence, tort or any other legal theory and shall survive any breach or breaches and/or failure of the essential purpose of this Agreement, or any remedy contained in this Agreement.

            (b) IN NO EVENT SHALL EARTHSHELL'S CUMULATIVE LIABILITY IN RESPECT OF CLAIMS ARISING UNDER THIS AGREEMENT OR OTHERWISE RELATING TO THE USE, MANUFACTURE OR SALE OF PRODUCTS (WHETHER IN CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY) EXCEED THE AGGREGATE AMOUNT OF ROYALTIES THERETOFORE PAID TO EARTHSHELL HEREUNDER.

      13.   TERM AND TERMINATION.

            (a) The term of this Agreement shall commence on the Effective Date and, subject to earlier termination as provided herein, shall continue for a period of ten (10) years; provided that, at the option of HPC upon 120 days written notice prior to the end of such term, the term of this Agreement may be extended for a renewal term of an additional period of ten (10) years, subject to HPC and EarthShell reaching agreement on the amount of the Royalties that will be payable during such renewal term (it being agreed that such Royalties will not be subject to increase in a fashion that is not commercially reasonable).

            (b) Either Party may terminate this Agreement for a material breach by the other Party of the terms and conditions of this Agreement upon written notice to the breaching party, which is given no less than thirty (30) days prior to an effective date of termination, and which specifies in reasonable detail the nature of such breach. If the breaching Party cures such breach prior to the effective date of termination, this Agreement shall not terminate and will continue in full force and effect.

            (c) Either Party may, by giving the other Party written notice of termination, immediately terminate this Agreement if upon the occurrence of a Bankruptcy with respect to the other Party is adjudicated bankrupt, files a voluntary petition of bankruptcy, makes a general assignment for the benefit of creditors, is unable to meet its obligations in the normal course of business as they fall due or if a receiver is appointed on account of the other Party's insolvency.

            (d) EarthShell shall have the right to terminate this Agreement when and as provided in Section 2(e) hereof.

            (e) From and after the effective date of the expiration of the term of this Agreement or the termination of this Agreement pursuant to this Section 13 hereof, HPC shall have no right, whatsoever, to utilize the Technology or Trademarks, and HPC shall promptly return to EarthShell all written materials or other tangible media containing any Trade Secrets which are then in the possession of HPC. Sections 4, 5, 6, 8, 10(g), 12, 13(e), 14, 15, 16, 17, 18,
19, and 21 shall survive termination of this Agreement. The obligation of HPC to pay to EarthShell the Royalty for all Products actually sold by HPC prior to the effective date of the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

      14.   RELATIONSHIP OF THE PARTIES.

      This Agreement shall not create any partnership, joint venture or similar relationship between HPC and EarthShell, and no representation to the contrary shall be made by either party. Neither HPC nor EarthShell shall have any authority to act for or on behalf of or to bind the other in any fashion, and no representation to the contrary shall be made by either such party.

      15.   NOTICES.

            (a) Any notice which is required or permitted to be given to a Party pursuant to this Agreement shall be deemed to have been given only if such notice is reduced to writing and (a) delivered personally, or (b) sent by a reputable overnight courier service to the Person in question to the address given below:

            IF TO EARTHSHELL:            EarthShell Corporation
                                         6740 Cortona Drive
                                         Santa Barbara, CA 93117-3022
                                         Attention: Chief Executive Officer
                                         Telephone: (805) 571-8370-
                                         Facsimile 805-571-8292

            IF TO HPC:                   Hood Packaging Corporation
                                         2380 McDowell Road
                                         Burlington, Ontario L7R 4A1
                                         Canada
                                         Attn.: President
                                         Telephone:  905-637-5611
                                         Fax:  905-637-9954

or to such other address as either Party shall have specified by notice in writing to the other Party at a later point of time.

            (b) If delivered personally, a notice shall be deemed delivered when actually received at the address specified above. Any notice given by a reputable overnight courier shall be deemed delivered on the next business day following the date it is placed in the possession of such courier.

      16.   CONFIDENTIALITY.

      Any information relating to this Agreement, the Technology or the business of HPC or EarthShell is hereinafter referred to as "CONFIDENTIAL INFORMATION." All Confidential Information in tangible form (plans, writings, drawings, computer software and programs, etc.) or provided to or conveyed orally or visually, shall be presumed to be proprietary to the disclosing Party at the time of delivery to the other party; provided that all such information or material relating to the Technology shall be deemed to be Confidential Information of EarthShell. All Confidential Information of the disclosing Party hall be protected by the receiving party from disclosure with the same degree of care with which the receiving party protects its own Confidential Information of the disclosing Party from disclosure but in no event with less than a reasonable degree of care. The receiving party agrees (i) not to disclose such Confidential Information to any Person except to those of its employees or representatives who need to know such Confidential Information in connection with the conduct of its business and who have agreed in writing to maintain the confidentiality of such Confidential Information, and (ii) that neither it nor any of its employees or representatives will use such Confidential Information for any purpose other than in connection with the conduct of its business pursuant to this Agreement; provided that such restrictions shall not apply if such Confidential Information
(A) is or hereafter becomes public other than by a breach of this Agreement, (B) was already in the receiving party's possession and not subject to an obligation of confidentiality prior to any disclosure of the Confidential Information to the receiving party, (C) has been or is hereafter obtained by the receiving party from a third party which, to the knowledge of the receiving party, was not bound by any confidentiality obligation with respect to the Confidential Information, (D) is required to be disclosed pursuant to judicial order, but only to the extent of such order and after reasonable notice to the disclosing party so as to allow the disclosing party to intervene to seek confidential treatment or (E) is required to be disclosed by any government authority which regulates the business of the receiving party, but only to the extent of such required disclosure and after reasonable notice to the disclosing party so as to allow the disclosing party to intervene to seek confidential treatment. Without limiting the generality of the foregoing, HPC shall ensure that no third party is given access to the Plant Facility unless such third party has entered into a non-disclosure agreement with each of HPC and EarthShell (it being understood that such non-disclosure agreements will not be required from couriers, suppliers, or other third parties that have limited access only to loading docks, mail rooms, office reception areas and other areas in which Products are not being manufactured and in which no Confidential Information is visible or accessible).

      17.   SAVINGS CLAUSE.

      Should any part or provision of this Agreement be rendered or declared invalid by reason of any law or by decree of a court or competent jurisdiction, the invalidation of such part or provision of this Agreement shall not invalidate the remaining parts or provisions hereof, and the remaining parts and provisions of this Agreement shall remain in full force and effect.

      18.   WAIVER.

      Neither the failure or delay on the part of either Party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude any other or further exercise thereof or of any other right or privilege.

      19.   GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to the choice of law rules thereof.

      20.   AMENDMENT.

      This Agreement may be amended only by the consent of each of the Parties expressed in writing, signed by their duly authorized representatives.

      21.   DISPUTE RESOLUTION.

            (a) All claims, disputes, controversies and other matters in question arising out of or relating to this Agreement, or to the alleged breach hereof, which cannot be resolved by the Representatives shall be settled by negotiation between the executives of HPC and EarthShell. If such executive negotiation is unsuccessful within ten business days, HPC and EarthShell shall submit the dispute to non-binding mediation with an independent party mutually acceptable to HPC and EarthShell (with the cost of the mediation to be borne equally by HPC and EarthShell). If HPC and EarthShell cannot mutually agree to a resolution within ten business days, either Party may refer the dispute to binding arbitration in accordance with procedures set forth in this Section 21. Each of HPC and EarthShell (i) waives the right to bring an action in any court of competent jurisdiction with respect to any such claims, controversies and disputes (other than any such action to enforce the award or other remedy resulting from any arbitration pursuant to this Section 21), and (ii) waives the right to trial by jury in any suit, action or other proceeding brought on, with respect to or in connection with this Agreement.

            (b) Upon filing of a notice of demand for binding arbitration by either HPC or EarthShell, arbitration with the American Arbitration Association, or comparable association if the American Arbitration Association is no longer in existence, shall be commenced and conducted as follows:

                  i. All claims,  disputes,  controversies  and other matters in question shall be referred to and decided and settled by a standing panel of three arbitrators, one selected by each of HPC and EarthShell and the third by the two arbitrators so selected. Selection of arbitrators shall be made within thirty days after the date of the first notice of demand given pursuant to this Section 21 and within thirty days after any resignation, disability or other removal of such arbitrator. Following appointment, each arbitrator shall remain a member of the standing panel, subject to refusal for just cause or resignation or disability.

                  ii. The cost of each arbitration proceeding, including without limitation the arbitrators' compensation and expenses, meeting room charges, court reporter transcript charges and similar expenses shall be borne by the party whom the arbitrators determine has not prevailed in such proceeding, or borne equally by HPC and EarthShell if the arbitrators determine that neither party has prevailed. The arbitrators shall also award the party that prevails substantially in its pre-hearing position its reasonable attorneys' fees and costs incurred in connection with the arbitration. The arbitrators are specifically instructed to award attorneys' fees for instances of abuse of the discovery process.

                  iii. The sites of the  arbitration  shall be in Santa Barbara,
            California unless HPC and EarthShell agree otherwise.

            (c) The arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to HPC and EarthShell in order to expedite the conclusion of each alternative dispute resolution proceeding.

            (d) The arbitration shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. ss. 1, et. seq.). (e) The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award punitive damages. The award rendered by the arbitrators (i) shall be final, (ii) shall not constitute a basis for collateral estoppel as to any issue, and (iii) shall not be subject to vacation or modification. The arbitrators shall render any award or otherwise conclude the arbitration no later than one hundred and eighty
(180) days after the date notice is given pursuant to this Section 21.

      22.   COUNTERPARTS.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      23.   ASSIGNMENT.

      The rights and obligations in, to and under this Agreement shall be binding upon and inure to the benefit of the Parties, their legal representatives, successors and assigns. Neither Party may assign this Agreement or any rights hereunder without the prior written consent of the other Party; provided that either Party may assign this Agreement in connection with a merger, sale of all or substantially all of its assets or other acquisition transaction with the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

      24.   ENTIRE AGREEMENT.

      This Agreement supersedes any prior understandings or agreements, whether written or oral, and any contemporaneous oral agreements, between the Parties hereto in regard to the subject matter hereof contains the entire agreement between the Parties in regard to the subject matter hereof.

      IN WITNESS WHEREOF, the Parties have caused this Technology Sublicense Agreement to be executed and delivered by their duly authorized representatives upon the date first herein written.

                                        EARTHSHELL CORPORATION

                                        By: /s/ Simon K. Hodson
                                            --------------------------
                                            Name:  Simon K. Hodson
                                            Title: CEO

                                        HOOD PACKAGING CORPORATION

                                        By: /s/ John J. McCabe
                                            --------------------------
                                            Name:  John J. McCabe
                                            Title: President and COO

                                    EXHIBIT A

                                Licensed Patents

U.S. Patent No.

U.S. Patent No. 6,573,340

The following Pending Patent Applications:

      o Fibrous Sheets Coated or Impregnated with Biodegradeable Polymers or Polymer Blends - Workman Nydegger Att'y Docket No. 11527.362 filed June 3, 2003. The PTO serial no. is: 10/453,318

      o Biodegradable Polymer Blends for Use in Making Films, Sheets, and Other Articles of Manufacture - Workman Nydegger Att'y Docket No. 11527.354 filed March 1, 2002. The PTO serial no. is: 10/087,256 The PTO Publication no. is US-2003-0166779

      o Biodegradable Films and Sheets Suitable for Use as Coatings, Wraps and Packaging Materials Workman Nydegger Att'y Docket No. 11527.355 filed March 1, 2002. The PTO serial no. is: 10/087,718

                                    EXHIBIT B

                     DEFINITION OF FOOD SERVICE DISPOSABLE

             [EXCERPTS FROM AMENDED AND RESTATED LICENSE AGREEMENT,

            DATED FEBRUARY 28, 1995, BETWEEN EKI AND EC, AS AMENDED]

The term "Food Service Disposables" shall mean any disposable, single use product, container, apparatus, device or equipment for packaging, storing, portioning, serving or dispensing food or beverages intended for consumption within a short period of time (less than twenty four hours), which incorporate in whole or in part any portion of the Technology and, to the extent not otherwise excepted or excluded, are encompassed in those items included within the scope of the Disposal Product Categories set forth in the Clinton Associates 1994 DISTRAK Five study of Disposables Utilization in Food Services Segments (hereinafter referred to as the "DISTRAK V Study"), including all products specifically set forth therein. Any product that has substantially the same shape, composition, mixture and functional properties as a product within the scope of the definition of Food Service Disposables shall be considered within the scope of such definition no matter the manner in which that product is used, unless expressly excepted below. Notwithstanding any other provision of this Agreement, the parties agree that the following items shall not be within the scope of the definition of "Food Service Disposables" or otherwise licensed under this Agreement: (i) sealed containers for the long-term storage of liquids whether for single or multiple portions (e.g., soft drink cans, milk cartons, sealed juice or drink containers), except that single service (e.g., 16 ounces or less) milk-containing cartons shall be within the scope of Food Service Disposables; (ii) boxes or containers for the long-term storage of single or multiple servings of foods or which are designed to extend the shelf life of foods beyond same-day consumption (e.g., dry cereals boxes, egg cartons, prepackaged frozen food containers and packaging, dairy product containers, produce containers, condiment packaging, and meat and deli trays); (iii) aseptic or sealed packaging; (iv) all secondary packaging (e.g., corrugated containers and paper bags); and (v) wrapping products for consumer use. By way of illustration, Exhibit "F" hereto provides a noncomprehensive, noninclusive list of items within the definition of "Food Service Disposables" hereunder and also a noncomprehensive, noninclusive list of items that fall outside the definition of "Food Service Disposables" hereunder. Exhibit "F" hereto shall control in the event of any conflict between it and the DISTRAK V Study. In the event of any disagreement between the parties whether a particular item not listed in Exhibit "F" hereto is within or without the definition of Food Service Disposables, the parties may submit the matter to arbitration pursuant to the provisions of paragraph 29. The parties hereby agree that, if available, Clinton Associates shall act as arbiter in any arbitration proceeding involving a dispute as to the definition of Food Service Disposable.

                             [EXHIBIT B [CONTINUED]

                                   EXHIBIT "F"

      ILLUSTRATIVE LIST OF DISPOSABLE, SINGLE USE FOOD SERVICE DISPOSABLES

Examples of Items within the Definition of "Food Service Disposables":

Bags                               o   for carry out of food purchased in
                                       food service disposable packages,
                                       with or without handles

Beverage containers                o   Hot and/or cold beverage
                                   o   May or may not be insulating
                                   o   With or without handles.  Includes
                                       collectables that are disposable/
                                       reusable
                                   o   Malt mixing collars

                                   o   Single service milk-containing cartons
                                       (16 oz. or less)

Beverage Container Lids            All types, including

                                   o   no spill
                                   o   domed
                                   o   sippers

Bowls                              All shapes, sizes

Cutlery (including                 o   knife, fork, spoon
Sticks/Skewers)                    o   large serving utensils
                                   o   chopsticks
                                   o   hors d'ouvers picks
                                   o   popsicle sticks
                                   o   corndog sticks
                                   o   shish-kabob skewers
                                   o   tooth  picks
                                   o   steak markers

Food Containers                    tubs used for:
                                   o   popcorn
                                   o   deli salads
                                   o   takeout anything
                                   o   ice cream
                                   o   chicken buckets

                                   Portion cups (souffle cups)
                                   o   sauces
                                   o   condiments
                                   o   butter
                                   o   candies o side orders
                                   o   pills, medications

                                   Trays  used for:
                                   o   french  fries
                                   o   nachos
                                   o   tacos
                                   o   burritos
                                   o   snacks
                                   o   hot dogs
                                   o   meal service
                                   o   vending
                                   o   single or multi-compartments

                                   Boxes as used for:
                                   o   fry scoops
                                   o   popcorn
                                   o   chinese takeout
                                   o   kid's  fun  meal
                                   o   candy (vending)
                                   o   pie wedges
                                   o   bulky meals, pies, single compartment
                                   o   multi-compartment meals

                                   Boats as used  for:
                                   o   egg rolls
                                   o   ice cream sundaes
                                   o   hot dogs, chili dogs
                                   o   hoagies, sub sandwiches
                                   o   chicken  fingers
                                   o   baked potatoes

                                   Cones
                                   o   snow cones
                                   o   ice cream cone holders
                                   o   foods

Food Container Lids                All kinds

Hinged Lid Containers              Clamshells type boxes for specialty or
                                   general food portion or meal
                                   carryout such as:
                                   o   hamburgers
                                   o   chicken nuggets
                                   o   salads
                                   o   single or multi-portion meals
                                   o   with or without multiple compartments

Napkins                            All kinds

Plates/Platters                    o   All shapes, including round
                                   o   oval
                                   o   rectangular
                                   o   deep
                                   o   with or without compartments
                                   o   individual portion or serving sized
                                   o   cake/pie plates

Plates/Platters Lids               All types including domed, insulating, etc.

Placemats/Table Covers             o   placemats
                                   o   tray liners
                                   o   doilies
                                   o   menus
                                   o   table covers

Serving Dishes                     o   pitchers
                                   o   catering trays
                                   o   casserole dishes
                                   o   chafing/steam table dishes

Straws/Stirrers                    o   drinking straws
                                   o   puncture straws
                                   o   stirring straws/sticks

Wraps                              Wraps of all kinds, for all kinds of foods:
                                   o   burger/hot dog wraps
                                   o   pizza sheets
                                   o   doggie bags/wraps
                                   o   popcorn/snack bags
                                   o   french fry sleeves
                                   o   sandwich bags

Outside the Definition of "Food Service Disposables":

Baking                             o   pie/cake tins
                                   o   muffin/eclair tins
                                   o   muffin/eclair cups
                                   o   fluted pan liners
                                   o   cake circles/squares
                                   o   loaf pans
                                   o   bundt pans
                                   o   casseroles
                                   o   cookie/cake sheets
                                   o   cake decorating triangles

Single or Multiple Portion         o   cereal boxes/bowls
Packaged Foods                     o   sealed yogurt/desert cups
                                   o   sealed soups, stews, chili, pasta
                                   o   condiment packs (salt, pepper, catsup,
                                       salsa, relish, etc.)
                                   o   sealed frozen food containers
                                   o   egg cartons
                                   o   dairy product containers
                                   o   produce containers
                                   o   meat & deli trays

Wraps                              o   freezer papers
                                   o   bakery papers
                                   o   candy bar wrappers

Aeseptic or Sealed
Packaging

Secondary Packaging                o   corrugated containers
                                   o   paper bags

Sealed Containers for              o   soft drink cans
Long Term Storage                      milk cartons
of Liquids                         o    sealed juice or drink containers

                                    EXHIBIT C

                                    Products

The initial Product will be a Food Service Disposable designed primarily for use as a sandwich or other food wrap that is (i) comprised of printed, laminated paper that is less than 45 lbs. per 3,000 square feet, (ii) that will utilize biopolymers specified by EarthShell and (iii) that will conform with specifications supplied by EarthShell. The initial Product will be 4 color, with 30% coverage, sandwich wraps with paper having a basis weight of 15 lb. per 3,000 square feet and a resin component of 4 lbs. per 3,000 square feet.

                                    EXHIBIT D

                                  Royalty Rate

The Royalty to be paid to EarthShell will be based on the Net Sales of 1,000 12" x 12" printed (4 color, 30% coverage) sandwich wraps with paper having a basis weight of 15 lb. per 3,000 square feet and a resin component of 4 lbs. per 3,000 square feet. The Royalty will be a minimum of 5% of Net Sales with respect to Net Sales resulting from sales at a price of less than $10.50 per thousand square feet and will be a maximum of 20% of Net Sales with respect to Net Sales resulting from sales at a price of more than $13.40 per thousand square feet, with the Royalty being calculated in accordance with the following formula with respect to Net Sales resulting from sales at a price of more than $10.50 per thousand and less than $13.40 per thousand:

         Royalty % = Five times the price per 1,000 square feet minus 47

Notwithstanding the foregoing, in no event will the Royalty exceed $3.20 per thousand square feet. The Royalty shall be proportionately adjusted based on the extent to which the Product surface area is greater than or less than 12" x 12".

      For illustration, sample Royalty calculations are set forth in Exhibit D-1 hereto.

                                    EXHIBIT D-1

                                  HOOD    ROYALTY    RATE

                                            Price per 1,000 units  12" x 12"  4# coating @ $1.25/lb resin
--------------------------------------------------------------------------------------------------------------------------
SELLING PRICE              $    10.50    $    11.00    $    12.00    $    13.00    $    13.40    $    15.00    $    16.00

                           $     8.50    $     8.50    $     8.50    $     8.50    $     8.50    $     8.50    $     8.50
COST OF GOODS SOLD

ROYALTY %                        5.00%         8.00%        13.00%        18.00%        20.00%        20.00%        20.00%
EARTHSHELL ROYALTY         $    0.525    $    0.880    $    1.560    $    2.340    $    2.680    $    3.000    $    3.200

HOOD OPERATING PROFIT      $    1.475    $    1.620    $    1.940    $    2.160    $    2.220    $    3.500    $    4.300
OP %                            14.05%        14.73%        16.17%        16.62%        16.57%        23.33%        26.88%
HOOD SHARE OF TOTAL PROFIT      73.75%        64.80%        55.43%        48.00%        45.31%        53.85%        57.33%
SALES VOLUME M UNITS                     Hood Operating Profit
--------------------------------------------------------------------------------------------------------------------------
              70,000       $  103,250    $  113,400    $  135,800    $  151,200    $  155,400    $  245,000    $  301,000

             250,000       $  368,750    $  405,000    $  485,000    $  540,000    $  555,000    $  875,000    $1,075,000

             650,000       $  958,750    $1,053,000    $1,261,000    $1,404,000    $1,443,000    $2,275,000    $2,795,000

           1,065,000       $1,570,875    $1,725,300    $2,066,100    $2,300,400    $2,364,300    $3,727,500    $4,579,500